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                                                                     EXHIBIT 5.2


                       MARSHALL, HILL, CASSAS & DE LIPKAU
                          333 HOLCOMB AVENUE, SUITE 300
                               RENO, NEVADA 85902

                                 March 31, 1998


Omega Protein Corporation                          Woods, Oviatt, Gilman,
1717 St. James Place                                 Sturman & Clarke LLP
Suite 550                                          44 Exchange Street
Houston, TX 77056                                  Rochester, New York  14614


Attention:   Joseph L. von Rosenberg III,
             Chief Executive Officer and President

Gentlemen:

         In our capacity as special Nevada counsel to Omega Protein Corporation, a Nevada corporation (the "Company"), we have been requested to furnish to the Company and its corporate counsel, Woods, Oviatt, Gilman, Sturman & Clarke LLP, an opinion regarding the four million (4,000,000) shares of the Company's common stock, par value $.01 per share (the "Common Stock") together with up to 600,000 additional shares of Common Stock subject to an over-allotment option (collectively the "Company Shares"), to be issued by the Company in connection with the Company's initial public offering, as described in the registration statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"). We have further been requested to furnish to the Company and its corporate counsel, Woods, Oviatt, Gilman, Sturman & Clarke LLP, an opinion regarding the 4,000,000 shares of Common Stock together with up to 600,000 additional shares of Common Stock subject to an over-allotment option ("Selling Stockholder Shares" and together with the Company Shares the "Shares") to be sold by Zapata Corporation under the Registration Statement as described therein. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         In rendering our opinion, we have examined (i) the Company's Articles of Incorporation, (ii) the Company's By-laws, (iii) resolutions of the Organizational Meeting of the Company's Board of Directors, the form of Underwriting Agreement; (v) the Long Form Certificate of Corporate Existence for the Company issued by the Nevada Secretary of State on March 31, 1998; (vi) form of certificate evidencing the Selling Stockholder Shares; and (vii) certificates of officer's of the Company with respect to certain questions of fact.




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Omega Protein Corporation
Woods, Oviatt, et. al.
March 31, 1998
Page -2-


         Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly authorized, (ii) the Selling Stockholder Shares have been validly issued, are fully paid and non-assessable, and when sold and delivered as described in the Registration Statement, and (iii) the Company Shares when issued and delivered by the Company against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

         We are members of the Bar of the State of Nevada and do not opine on any laws except for the State of Nevada and federal laws.


                                Very truly yours,

                       MARSHALL, HILL, CASSAS & DE LIPKAU




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